Filed pursuant to Rule 433

Registration No. 333-248557

Issuer Free Writing Prospectus dated October 5, 2021

Relating to Preliminary Prospectus Supplement dated October 5, 2021

$1,000,000,000

AUTODESK, INC.

Pricing Term Sheet

2.400% Notes due 2031

Issuer:	Autodesk, Inc.

Format:	SEC Registered

Title:	2.400% Notes due 2031

Principal Amount:	$1,000,000,000

Maturity Date:	December 15, 2031

Coupon:	2.400%

Ratings*:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Price to Public:	99.700% of face amount

Yield to Maturity:	2.433%

Spread to Benchmark Treasury:	T+90 basis points

Benchmark Treasury:	1.25% due August 15, 2031

Benchmark Treasury Price and Yield:	97-13+; 1.533%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing June 15, 2022

Make-Whole Call:	At any time prior to September 15, 2031, at a discount rate of Treasury plus 15 basis points

Par Call:	On or after September 15, 2031

Trade Date:	October 5, 2021

Settlement Date:	October 7, 2021 (T+2)

CUSIP/ISIN:	052769 AH9 / US052769AH94

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Bookrunners:

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Blaylock Van, LLC

Siebert Williams Shank & Co., LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling BofA Securities, Inc. at (800) 294-1322 (toll-free), Morgan Stanley & Co. LLC at (866) 718-1649 (toll-free) or U.S. Bancorp Investments, Inc. at (877) 558-2607 (toll-free).